Ex-99.d.4

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

January 22, 2009

Board of Trustees
Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of Delaware Aggressive Allocation Portfolio, Delaware Moderate Allocation Portfolio, and Delaware Conservative Allocation Portfolio (collectively, the “Portfolios”), each a series of Delaware Group Foundation Funds, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Portfolios’ respective total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed the percentages set forth below for the period February 1, 2009 through January 31, 2010. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Portfolios’ Board and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Portfolios’ participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Fund	Expense Cap
Aggressive Allocation Portfolio	0.90%
Moderate Allocation Portfolio	0.90%
Conservative Allocation Portfolio	0.90%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Portfolio expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Foundation Funds

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	January 22, 2009